Exhibit 99.3

General Monitors Transnational, LLC

And Subsidiaries

(A Limited Liability Company)

Consolidated Financial Report

December 31, 2009

Report of Independent Auditors

To the Board of Directors and Members of General Monitors Transnational, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows, members’ equity, and comprehensive income present fairly, in all material respects, the financial position of General Monitors Transnational, LLC and its subsidiaries (the “Company”) at December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

December 23, 2010

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

Year Ended December 31, 2009
Net sales	$32,645
Other income	804

33,449

Cost and expenses
Cost of products sold	9,270
Selling, general and administrative	12,180
Research and development	4,949
Interest	82

26,481

Income before income taxes	6,968
Provision for income taxes	190

Net income	6,778

Net income attributable to noncontrolling interests	(640)

Net income attributable to General Monitors Transnational, LLC	6,138

See Notes to Consolidated Financial Statements

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

December 31, 2009
Assets
Current assets
Cash and cash equivalents	$6,478
Accounts receivables	2,584
Inventories	852
Prepaid expenses and other current assets	182

Total current assets	10,096
Property and equipment, net	8,989
Deferred tax assets	39
Goodwill	2,906
Other noncurrent assets	4,136

Total assets	26,166

Liabilities and Members’ Equity
Current liabilities
Current portion of long-term debt	$630
Accounts payable	361
Accrued expenses and other current liabilities	2,607
Income taxes payable	55

Total current liabilities	3,653
Long-term debt	998

Total liabilities	4,651

Members’ equity:
Common stock	96
Paid in capital	10,300
Note receivable from member	(185)
Accumulated other comprehensive income	14
Retained earnings	9,732

Total members’ equity attributable to General Monitors Transnational, LLC	19,957
Noncontrolling interests	1,558

Total equity	21,515

Total liabilities and equity	26,166

See Notes to Consolidated Financial Statements

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2009
Operating Activities
Net income	$6,778
Net income of unconsolidated affiliate	(709)
Depreciation and amortization	818
Other, net	1

Operating cash flow before changes in working capital	6,888

Accounts receivable	1,914
Inventories	1,084
Accounts payable and accrued liabilities	(764)
Prepaid expenses and other current assets	(39)

Decrease in working capital	2,195

Cash flow from operating activities	9,083

Investing Activities
Property additions	(2,584)
Property disposals	29
Decrease in notes receivable	75

Cash flow from investing activities	(2,480)

Financing Activities
Payments on short-term debt, net	(1,000)
Payment on long-term debt	(1,213)
Distributions paid to members and noncontrolling interests	(4,152)
Members’ contributions and collections on note receivable from member	2,066

Cash flow from financing activities	(4,299)

Effect of exchange rate changes on cash and cash equivalents	32

Increase in cash and cash equivalents	2,336
Beginning cash and cash equivalents	4,142

Ending cash and cash equivalents	6,478

Supplemental cash flow information:
Interest payments	$188
Interest tax payments	$154

See Notes to Consolidated Financial Statements

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(In thousands)

	Common Stock	Paid in Capital	Note Receivable	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Equity
Balance at December 31, 2008	$96	$8,297	$(274)	$7,415	$(17)	$1,243	$16,760
Net income	—	—	—	6,138	—	640	6,778
Capital contributions	—	1,995	—	—	—	—	1,995
Distributions	—		—	(3,804)	—	(339)	(4,143)
Repurchase of members’ equity	—	8	—	(17)	—	—	(9)
Collections on note receivable from member	—	—	89	—	—	—	89
Cumulative translation adjustments		—	—	—	31	14	45

Balance at December 31, 2009	96	10,300	(185)	9,732	14	1,558	21,515

See Notes to Consolidated Financial Statements

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

Year Ended December 31, 2009
Net income	$6,778
Other comprehensive income	45

6,823
Income attributable to noncontrolling interests	(654)

Comprehensive income attributable to General Monitors Transnational, LLC	6,169

December 31, 2009
Accumulated other comprehensive income:
Cumulative translation adjustments	$14

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: General Monitors Transnational, LLC (“GMT” or the “Company”) commenced operations on January 1, 2006 and is engaged in the servicing and coordination of certain administrative functions, new product development, and marketing services and sales promotion for affiliated companies. GMT’s subsidiaries are engaged in the design, engineering, manufacture and distribution of gas monitoring and flame detection devices primarily for the oil and gas industry. Approximately 46 percent of the Company’s net sales are from outside the United States. GMT’s primary subsidiaries are General Monitors Systems and Electrasem located in the United States and Gassonic located in Denmark.

The Company’s international product sales are regulated by the U.S. Department of Commerce and other international laws. While GMT’s management makes every effort to maintain full compliance with all applicable export laws and regulations, an ongoing risk exists that one or more of the Company’s activities may at some point be determined to be noncompliant. Notwithstanding the risks inherent in the Company’s business, management believes that GMT enjoys a good reputation and is in compliance with applicable regulations.

GMT has a 30 percent ownership in a Chinese joint venture, Wuxi General Monitors Co., Ltd. (Wuxi). GMT has neither management nor board of director control in Wuxi, and accordingly accounts for the entity using the equity method.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying note disclosures. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the reserve for slow-moving or obsolete inventories, the carrying value of long-lived assets, warranty accrual, accrued liabilities and accrued employee benefits.

Cash and cash equivalents: Cash in excess of daily requirements is invested in money market accounts or certificates of deposit with original maturities of three months or less. Such investments are deemed to be cash equivalents.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable: Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history, and current economic conditions. An account is considered to be past due if any portion of the receivable balance is outstanding for more than the agreed terms. Interest is not charged on accounts that are considered past due. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories: Inventories are valued on a first-in first-out (FIFO) basis at the lower of cost or market (net realizable value). Management periodically reviews inventories for slow-moving and/or obsolete items and directly writes off amounts as needed.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease.

Useful Lives
Automobiles	3 years
Machinery, furniture and equipment	3–10 years
Leasehold improvements	5-30 years
Buildings	30-40 years

Depreciation expense included in the Consolidated Statement of Income for the year ended December 31, 2009 was $0.6 million.

Impairment of long-lived assets: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets will be written down to the estimated fair value and the loss recognized in income from continuing operations in the period in which the determination is made. Management has determined that no impairment of long-lived assets exists at December 31, 2009.

Goodwill: The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. The Company periodically reviews the carrying value of goodwill to determine whether impairment may exist. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic Intangibles—Goodwill and Other, requires that goodwill be assessed annually for impairment using fair value measurement techniques. The Company performed its annual impairment test for goodwill and has determined that no impairment of goodwill exists at December 31, 2009. The annual goodwill impairment tests are performed as of December 31 each year. Fair value is estimated using discounted cash flow methodologies.

Revenue recognition: Revenue is recognized when title, ownership and the risk of loss have transferred to the customer, which generally occurs when the product is shipped to the customer. Revenue related to services is recognized when services are performed.

Shipping and handling: Shipping and handling expenses are recorded as costs of products sold.

Product returns and warranties: The Company provides a limited two-year warranty for its products. The Company’s standard warranties require the Company to repair or replace defective products during such warranty period at no cost to the consumer. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Research and development: Research and development costs related to present and future products are expensed as they are incurred.

Income taxes: The Company is a limited liability company with more than one member and, as such, is automatically taxed as a partnership. Accordingly, the members separately account for their pro rata share of the Company’s items of income, deductions, losses and credits. The members may take distributions annually to pay for the applicable member’s share of annual taxes due. Certain non-U.S. subsidiaries of the Company are taxed as regular corporations in their respective tax jurisdictions.

Foreign currency translation: The functional currency of one non-U.S. subsidiary of the Company is the local currency. Assets and liabilities of this company are translated at year-end exchange rates. Income statement accounts are translated using the average exchange rate for the reporting period. Translation adjustments for this company are reported as a compnent of equity and are not included in income. Foreign currency transaction gains and losses are included in other income for the reporting period.

Fair value of financial instruments: The carrying value of cash and cash equivalents and certificates of deposit approximates their fair value. Interest on long-term debt is payable at variable and fixed rates, which approximate market rates at December 31, 2009.

We estimate the fair value of these financial instruments using valuation models with inputs that generally can be verified by observable market conditions and do not involve significant management judgment. Accordingly, the fair values of these financial instruments are classified within Level 2 of the fair value hierarchy.

The fair value estimates are based on pertinent information available to management as of December 31, 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts as of these dates, such amounts have not been comprehensively revalued for the purpose of these financial statements since that date. Current estimates of fair value may differ from the amounts presented.

Recent accounting pronouncements: In September 2006, the FASB issued a new accounting pronouncement which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Company adopted this accounting pronouncement for financial assets and financial liabilities in 2008 and for non-financial assets and non-financial liabilities in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In July 2006, FASB issued a new accounting pronouncement which clarifies the accounting for uncertainty due to tax positions taken or expected to be taken in an income tax return and requires additional disclosures. The Company adopted this accounting pronouncement in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In December 2007, the FASB issued a new accounting pronouncement which significantly changes the accounting for business combinations and will impact financial statements both on the acquisition date and in subsequent periods. This accounting pronouncement establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The accounting pronouncement also includes a substantial number of new disclosure requirements. The Company adopted this pronouncement in 2009. The adoption of this pronouncement did not have a material effect on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an Accounting Standard Codification which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with U.S. GAAP. The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. The Codification affects the way the Company references U.S. GAAP in the consolidated financial statements. The Company adopted the Codification in 2009.

In June 2009, the FASB issued a new accounting pronouncement which revises the approach to determine the primary beneficiary of a variable interest entity (VIE) and requires more frequent reassessment of whether a VIE must be consolidated. This accounting pronouncement is effective for the Company beginning in 2010. The adoption of this pronouncement in 2010 did not have a material effect on the Company’s results of operations or financial condition.

In October 2009, the FASB issued a new accounting pronouncement which changes the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a consolidated unit. This accounting pronouncement requires significantly expanded disclosures related to a vendor’s multiple deliverable revenue arrangements and is effective for the Company beginning in 2011. The Company is currently evaluating the impact of this pronouncement.

Note 2. Inventories

Inventories consisted of the following at December 31, 2009:

(In thousands)
Raw materials	$421
Work in process	282
Finished goods	149

852

Note 3. Property and Equipment

Property and equipment consisted of the following at December 31, 2009:

(In thousands)
Land and buildings	$6,834
Leasehold improvements	975
Machinery, furniture and equipment	2,812

10,621
Accumulated depreciation	(1,632)

8,989

Note 4. Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following at December 31, 2009:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill (no accumulated impairment)	$2,906	$—	$2,906
Technology (10 year life)	2,954	(652)	2,302
Brand (10 year life)	315	(63)	252

	6,175	(715)	5,460

Amortization expense for the twelve months ended December 31, 2009 was $0.4 million.

The estimated annual amortization expense for each of five years from 2010 through 2014 is approximately $0.3 million.

Note 5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2009:

(In thousands)
Accrued salary and bonus	$270
Accrued vacation	101
Accrued employee benefits	259
Accrued warranty reserve	308
Accrued sales and GST taxes	37
Accrued cost of goods sold	199
Other accrued liabilities	433
Note payable	1,000

2,607

Note 6. Commercial Credit and Long-term Debt

On March 5, 2009, the Company entered into a joint bank commercial credit agreement with General Monitors, Inc. (GMI), an affiliated company, which replaced its previous commercial credit agreement. Under the terms of this commercial credit agreement (the Agreement), the Company had a $7.5 million revolving loan, which expired on May 1, 2010. As of December 31, 2009 there were no borrowings outstanding under the revolving loan. In connection with the Agreement, the Company had a $0.6 million standby letter-of-credit sublimit available.

At the Company’s option, borrowings under the Agreement bore interest at either the bank’s reference rate (3.25% at December 31, 2009) or the bank’s LIBOR (.23% at December 31, 2009) plus 1.5%. The Agreement required the maintenance of certain joint financial ratios and a minimum net worth levels, and restricted changes in ownership greater than 10%.

GMI had commitments under the standby letter-of-credit totaling $0.1 million at December 31, 2009. Should these commitments be drawn under the standby letter-of-credit and not be paid by GMI, GMT would be obligated to make such payments.

Aggregate maturities of long-term debt were as follows:

(In thousands)	Years Ending December 31
2010	$630
2011	630
2012	368

1,628

On May 1, 2010, the Company and GMI amended the Agreement reducing the revolving loan limit to $2.0 million and extended the expiration date until May 1, 2013. The standby letter-of-credit sublimit was increased to $2.0 million. Standby letters-of-credit issued reduce the amount available under the revolving loan on a dollar-for-dollar basis.

On October 13, 2010, in connection with the sale of the Company, as further described in Note 14, the Agreement was cancelled and amounts due under the term loan were paid in full.

Note 7. Related-party Transactions

The Company transacts business with General Monitors, Inc. (GMI) and General Monitors Ireland Limited (GMIL) which are affiliated through certain common ownership and management. The Company provides product components and finished products for resale, as well as certain administrative, new product development, and sales and marketing services.

The Company transacts business with Wuxi General Monitors Co., Ltd. (Wuxi) which is affiliated through a 30 percent ownership by GMT. The Company provides product components and finished products for resale.

The Company leases certain facilities from related parties. For the twelve months ended December 31, 2009, $0.2 million was paid in rent and related expenses for use of these facilities.

The Company had an unsecured note payable to a related party bearing interest at 2.58%, reset annually, due on or before February 15, 2012, of which $1.0 million was outstanding at December 31, 2009. Interest is paid annually on the anniversary date of the note. In March 2010, the outstanding balance and accrued interest was paid in full.

Related-party transactions were as follows for the twelve months ended December 31, 2009:

(In thousands)
Sales to affiliates (included in net sales)	$24,443
Cost of goods sold to affiliates (included in cost of products sold)	5,550
Purchases from affiliates*	1,164
Net due from affiliates	1,045

*	Purchases from affiliates are generally charged to inventories and ultimately reported in cost of products sold.

Note 8. Commitments and Contingencies

Lease commitments and rent expense: The Company leases certain operating facilities under non-cancelable operating lease agreements which expire at various dates through December 2014. Rent paid was $0.2 million for the twelve months ended December 31, 2009.

Future minimum lease commitments are as follows:

(In thousands)
2010	$248
2011	217
2012	161
2013	166
2014	170

962

Warranty accrual: Changes in the Company’s warranty liability for the twelve months ended December 31, 2009 were as follows:

(In thousands)
Beginning balance	$57
Provision for warranty costs	265
Warranty claims paid	(14)

Ending balance	308

Self-insurance of general liability: In the United States, the Company is self-insured for its general liability coverage up to $0.5 million per claim. As of December 31, 2009 the Company is not aware of any amounts to be accrued as claims against the self-insured portion of the coverage.

Self-insurance of employee medical benefits: For most of the U.S. employees, the Company acts as a self-insurer for its medical, dental and vision claims, with stop-loss coverage for individual medical participant costs over $60,000 per year and an annual cap based on the number of employees. Medical expenses are included in Cost of Products Sold or General and Administrative expenses, depending on which department the employee works for.

Note 9. Retirement Plan

The Company has a defined contribution plan covering substantially all U.S. employees who have completed a minimum of six months of service. Non-vesting, discretionary contributions matching 100% up to $1,000 of each employee’s annual contribution are determined by the Board of Directors. The Company made no contributions to the defined contribution plan for the year ended December 31, 2009.

Note 10. Members’ Equity

GMT is a limited liability company where common unit holders share equally in net profits in proportion to their percentage interests. Losses are also allocated based on their percentage interest; however, these losses are limited as described in the operating agreement.

There is only one class of units. Members may make additional capital contributions from time-to-time.

Upon death, termination of employment or permanent disability, GMT will purchase, to the extent permitted by law, all of the outstanding units owned by the member. The purchase price is based upon the capital account balance of the member, increased or decreased to reflect the difference, if any, of the fair value of any real estate owned by GMT.

Note 11. Issuance of Common Stock

On January 1, 2008, GMT sold a total of 53 units to two officers for $0.3 million cash and promissory notes. The notes receivable, bearing interest at the prime rate (3.25% at December 31, 2009), are collateralized by the common units sold. The notes are full recourse.

Note 12. Note Receivable from Employee

In October 2008, the Company loaned $0.1 million to an employee payable over a 5 year period (plus accrued interest) with annual payments due on anniversary of the loan. The loan bears interest at the prime rate (3.25% at December 31, 2009), and is reset on the anniversary date of the notes to the then current prime rate.

Note 13. Investments Accounted for by the Equity Method

The Company holds a 30% interest in a joint venture (Wuxi General Monitors Co., Ltd.) with an unrelated third party. The joint venture was formed for the purpose of manufacturing and selling gas detection equipment in the local Chinese market. The unrelated third party is responsible for the general management of the operations and voting interests are distributed based on ownership interest. The Company accounts for the investment in joint venture using the equity method of accounting, under which its share of income or losses resulting from operations are recorded through the related investment account and included in earnings. As of December 31, 2009, the Company’s net investment in the joint venture was $1.5 million.

The following is a summary of the joint venture’s financial position and results of operations as of and for the year ended December 31, 2009:

(In thousands)
Assets	$7,079
Liabilities	2,125
Net equity	4,954

Revenue earned	11,276

Net income	2,363

Company’s 30% interest in net income (reported in other income)	709

Note 14. Subsequent Events

On October 13, 2010, the Members of the Company, and the minority interest shareholders in certain subsidiaries of the Company, sold all of their ownership interests to Mine Safety Appliances Company (MSA). MSA paid approximately $87.0 million in cash plus the payment of amounts outstanding under the Company’s term loan to a bank of approximately $1.2 million. Approximately $12.0 million of the cash consideration is held in an escrow account to cover potential unrecorded liabilities as of the closing date. Amounts not disbursed to pay unrecorded liabilities will be released to the appropriate members and minority interest shareholders approximately 24 months after the transaction date.

Management has evaluated subsequent events through December 23, 2010, the date the financial statements were issued, and has concluded that all events that would require recognition or disclosure are appropriately reflected in the financial statements.